Exhibit 10.1

October 17, 2025

VIA EMAIL

Re: Eshallgo, Ltd. Floor Price Adjustment

Dear [         ]:

Reference is made to the Securities Purchase Agreement, dated as of November 29, 2024 (the “SPA”), by and between the [the investor listed on the Schedule of Buyers attached as Schedule I thereto (the “Investor”)] and Eshallgo, Ltd. (the “Company”) and those certain Convertible Debentures, issued November 29, 2024 in an original principal amount of $1,500,000 delivered by the Company to [the Investor] and bearing Number EHGO [1]-[3] (“Debenture l”), December 18, 2024 in an original principal amount of $2,000,000 delivered by the Company to [the Investor] and bearing Number EHGO [2]-[3] (the “Debenture 2”) and December 30, 2024 in an original principal amount of $1,500,000 delivered by the Company to [the Investor] and bearing Number EHGO [3]-[3] (“Debenture 3”) (collectively Debenture 1, Debenture 2 and Debenture 3 shall be referred to as the “Debentures”). Collectively, the SPA, the Debentures and all other agreements executed by [the Investor] and the Company in connection with the SPA and the Debentures shall be referred to as the “Transaction Documents”.

This letter serves as written notice by the Company to [the Investor] that, effective as of the date hereof, the Floor Price, as defined in paragraph (14)(p) of the Debentures shall be reduced to $0.40 per share.

Sincerely,

By:
Name:	Qiwei Miao
Title:	Chief Executive Officer

Acknowledged and agreed:

By:
Name:
Title: